Exhibit 99.1

Hemisphere Media Group Announces First Quarter 2015 Financial Results and Affirms Full-Year Earnings Guidance

MIAMI — (May 4, 2015) — Hemisphere Media Group, Inc. (NASDAQ:HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, today announced financial results for the three months ended March 31, 2015.

Alan Sokol, CEO of Hemisphere, stated, “We are off to a terrific start in 2015, having achieved robust top-line and EBITDA growth in the first quarter, reflecting our ability to deliver advertising revenue and subscriber fee growth across our platform. We significantly expanded WAPA’s market share and, notwithstanding continued headwinds, achieved solid advertising growth. We continue to drive subscriber and retransmission revenue expansion at all of our networks through growth in both distribution and per subscriber fees.  With this strong first quarter performance, we are well positioned to achieve our full-year earnings guidance.”

On April 1, 2014, Hemisphere closed on the acquisition of the assets of the Spanish-language television network business of Media World, LLC (the “Cable Networks Acquisition”), which is comprised of Pasiones, Centroamerica TV and Television Dominicana (the “Acquired Cable Networks”). Results for the Acquired Cable Networks are included in the Company’s consolidated statement of operations from the acquisition date, April 1, 2014, which affects the comparability of the Company’s results.

Net revenues for the three months ended March 31, 2015 were $29.5 million, an increase of 41%, compared to net revenues of $21.0 million for the same period in 2014. This increase was a result of the inclusion of the Acquired Cable Networks, growth in advertising revenue, primarily resulting from an increase in WAPA’s market share, and growth in subscriber and retransmission fees across all of the Company’s networks.

Operating expenses were $22.4 million for the three months ended March 31, 2015, an increase of 30% from operating expenses of $17.3 million for the comparable period in 2014.  This increase was primarily due to the inclusion of the operating results of the Acquired Cable Networks, higher amortization expense due to intangible assets identified in connection with the Cable Networks Acquisition, and increased corporate overhead charges as the Company grew its infrastructure to support the expansion of its business.

Net income was $2.5 million for the three months ended March 31, 2015, an increase of $2.2 million compared to net income of $0.2 million for the same period in 2014.

Adjusted EBITDA was $12.8 million for the three months ended March 31, 2015, an increase of $4.8 million, or 60%, compared to $8.0 million for the same period in 2014.  This increase in the quarter was due to the inclusion of the operating results of the Acquired Cable Networks, growth in advertising revenues, and increases in subscriber and retransmission fees, which are high margin revenue streams and represented 55% of the Company’s net revenues in the quarter.  Accordingly, the Company’s Adjusted EBITDA margin expanded to 43% in the current quarter, up from 38% in the same period in 2014.

The following tables set forth the Company’s financial performance for the three months ended March 31, 2015 and 2014 (in thousands):

	Three Months Ended March 31,
	2015	2014
Net revenues	$29,471	$20,951
Operating Expenses:
Cost of revenues	9,453	7,598
Selling, general and administrative	8,584	6,881
Depreciation and amortization	4,381	2,578
Other expenses	—	249
Gain on disposition of assets	(3)	(2)
Total operating expenses	22,415	17,304
Operating income	7,056	3,647

Other Expenses:
Interest expense, net	(2,983)	(2,907)
	(2,983)	(2,907)

Income before income taxes	4,073	740
Income tax expense	(1,611)	(492)
Net income	$2,462	$248

Reconciliation of net income to Adjusted EBITDA:
Net income	$2,462	$248
Add (deduct):
Income tax expense	1,611	492
Interest expense, net	2,983	2,907
Gain on disposition of assets	(3)	(2)
Depreciation and amortization	4,381	2,578
Stock-based compensation	1,325	1,514
Transaction and other non-recurring expenses	—	249
Adjusted EBITDA	$12,759	$7,986

Selected Balance Sheet Data	As of March 31, 2015	As of December 31, 2014
	(Unaudited)	(Audited)
Cash	$147,267	$142,010
Debt	$221,324	$221,791

Leverage ratio (a):	4.1x
Net leverage ratio (b):	1.4x

(a) Represents the sum of gross debt and the unamortized balance of original issue discount of $2.0 million as of March 31, 2015, divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(b) Represents the sum of net debt and the unamortized balance of original issue discount of $2.0 million as of March 31, 2015, divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

Non-GAAP Reconciliations

Within Hemisphere’s first quarter 2015 press release, Hemisphere makes reference to the non-GAAP financial measure - “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measures provides useful information to investors regarding Hemisphere’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter financial results at 10:00AM ET on Monday, May 4, 2015. A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (800) 591-6942, or from outside the United States at (617) 614-4909, at least five minutes prior to the start time. The conference ID for the call is 89125265.

A replay of the call will be available beginning at approximately 2:00PM Eastern Time May 4 by dialing (888) 286-8010, or from outside the United States by dialing (617) 801-6888. The conference ID for the replay is 33909513. The replay will be archived for 30 days on the investor relations section of www.hemispheretv.com.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ:HMTV) is the only publicly-traded pure-play U.S. Spanish-language TV/cable network business serving the high-growth U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:

•                  Cinelatino, the leading Spanish-language movie channel with over 15 million subscribers across the U.S., Latin America and Canada, including 4.3 million subscribers in the U.S. and 10.8 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 70 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to over 5 million subscribers.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.2 million subscribers in the U.S. and 8.9 million subscribers in Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to over 3.7 million subscribers.

•                  Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to over 2.6 million subscribers.

Contacts

Hemisphere Media Group, Inc.

Robin Weinberg/Patrick Scanlan, 212-687-8080